Exhibit 77 C for FMY 04/30/2006 N-SAR: Submission of Matters to a Vote of Shareholders

The Joint Annual Meeting of Shareholders of First Trust Strategic High Income Fund, First Trust Value Line 100 Fund, Energy Income and
Growth Fund, First Trust/Fiduciary Asset Management Covered Call
Fund, First Trust/Aberdeen Global Opportunity Income Fund and First Trust/FIDAC Mortgage Income Fund was held on April 17, 2006. At the Annual Meeting, the Fund's Board of Trustees, consisting of James
A. Bowen, Niel B. Nielson, Thomas R. Kadlec and Richard E.
Erickson, was elected to serve an additional one-year term. The number of votes cast for James A. Bowen was 2,489,331, the number of votes withheld was 49,118 and the number of abstentions was 1,506,787. The number of votes cast for Niel B. Nielson was 2,489,399, the number of votes withheld was 49,050 and the number of abstentions was 1,506,787. The number of votes cast for Richard E. Erickson was 2,489,399, the number of votes withheld was 49,050 and the number of abstentions was 1,506,787. The number of votes cast for Thomas R. Kadlec was 2,489,299, the number of votes withheld was 49,150 and the number of abstentions was 1,506,787.